Exhibit 99.1

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METAWORKS PLATFORMS, INC. ENTERS INTO BUSINESS DEVELOPMENT SERVICE AGREEMENT

Fairfield, CA, August 29, 2023 – MetaWorks Platforms, Inc. (CSE and OTCQB: MWRK) (the “Company”), an award-winning, full-service Web3 blockchain platform provider, announces that it has entered into a business development service agreement dated August 24, 2023 (the “Agreement”) with GSD Group, LLC (“GSD”). Pursuant to the Agreement, GSD has agreed to provide certain business development and introductory services to the Company including the identification of new business opportunities and introductions to potential new customers in the digital and Web3 space globally and serving as liaison to new and existing customers in consideration for a success fee of either; (A) twenty percent (20%) of the gross revenue of each qualified contract value or (B) twenty percent (20%) of the net profit of each qualified contract that was introduced to the Company. The determination of the success fee compensation model will be determined and agreed to by both the Company and GSD and designated as such on the monthly report the Company delivers to GSD. GSD will have the option of converting outstanding success fee’s into additional shares of common stock of the Company at a ten percent (10%) discount to the market as long as such discount is in compliance with CSE rules and regulations relating to stock issuance discounts. The Company also agreed to compensate GSD for any approved expenses incurred by GSD in support of the Company under the Agreement. The term of the Agreement is for a period of four (4) years and may be extended for an additional two (2) year period with written notice by the Company unless one party notifies the other party, in writing, of its intent to terminate the Agreement. Shelly Murphy, a director of the Company, is the Chief Executive Officer of GSD.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space that empower Fortune 5000 brands to create and monetize content for their communities, empowering their transition to Web3. MetaWorks Platforms owns and operates movie distribution platforms Vuele.io and MusicFX.io, its fan engagement platform that creates deeper connections between fans and artists using Web3 technologies.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatforms.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io

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